Exhibit 99.1

Press Release Source: Urigen Pharmaceuticals

Urigen Pharmaceuticals Completes $257,000 Financing

Monday January 12, 2009, 8:29 am EST

BURLINGAME, CA--(MARKET WIRE)--Jan 12, 2009 -- Urigen Pharmaceuticals, Inc. (OTC BB:URGP.OB - News), a specialty pharmaceutical company focused on the development of treatments for urological disorders and pain, has secured financing totaling $257,000 from Platinum - Montaur Life Sciences, LLC. This increases Platinum's total investment in Urigen to $2.357 million. The proceeds from the financing will be used to provide the financial flexibility to advance partnering and M&A discussions for Urigen's URG101 program for Painful Bladder Syndrome and URG301 program for Overactive Bladder.

"Securing this financing provides the resources we need to continue ongoing strategic discussions," said William J. Garner, Chief Executive Officer of Urigen Pharmaceuticals. As part of this process, the Company has engaged a strategic advisor who will work with management to identify and develop additional opportunities to strengthen Urigen's competitive position and to advance its urological programs by identifying and assessing potential strategic partners and additional financing alternatives.

About Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen's two lead programs target significant unmet medical needs and major market opportunities in urology. Urigen's URG101, a proprietary combination of approved drugs that is instilled into the bladder, targets painful bladder syndrome, which affects approximately 10.5 million men and women in North America. Urigen's URG301, a proprietary dosage form of an approved drug that is locally delivered to control urinary urgency, targets acute urgency in females diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. For further information, please visit Urigen's website at http://www.urigen.com.

Forward-Looking Statement

This press release may contain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Urigen has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Urigen believes that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Given these risks and uncertainties, investors and security holders are cautioned not to place undue reliance on such forward-looking statements. Urigen does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

Contact:
Urigen Pharmaceuticals, Inc.
William J. Garner, MD
Chief Executive Officer
415-781-0350
http://www.urigen.com